Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) shall be effective as of the date of the Closing (the “Effective Date”), and is by and between Jaxie Alt, an individual whose principal address is 3132 Greenbier Drive, Dallas, Texas 75225 (the “Executive”), and Stryve Foods, LLC a Texas limited liability company (the “Company”). Upon the Closing of (as such term is defined therein) that certain Business Combination Agreement (the “BCA”), dated as of January 28, 2021, by and among Andina Acquisition Corp. III, a Cayman Islands exempted company, Andina Holdings LLC, a Delaware limited liability company, B. Luke Weil, in the capacity as the representative for certain shareholders of the purchaser, the Company, Stryve Foods Holdings, LLC, a Texas limited liability company, and R. Alex Hawkins, in the capacity as the representative for the members of the seller (the “Closing”), this Agreement shall be assigned to Stryve Foods, Inc., a Delaware corporation, and all references to the Company shall be to Stryve Foods, Inc.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4. For the avoidance of doubt, if the BCA is terminated before the Closing, this Agreement shall terminate and be void ab initio and without any force or effect.

Section 2. Position and Duties.

(a) The Executive shall serve as the Co-Chief Executive Officer and shall partner with the Company’s other Co-Chief Executive Officer in having the usual and customary duties, responsibilities, authority, and fiduciary duties associated with such position. The Executive is responsible for the overall performance of the Company and will work to ensure that the Company’s philosophy, mission, strategy and its annual goals and objectives are met delegating authority to the next level of management at the Executive’s discretion. Additionally, the Executive is responsible for interfacing with the the Company’s Board of Directors (“Board” or “Directors”), shareholders, key stakeholders, and will represent the Company publicly to third parties including analysts, the press, and prospective investors. The Executive shall report to the Board. The Executive will also serve as the Chief Marketing Officer and shall have direct responsibility for setting strategy for and the leading the execution for sales and marketing functions of the business.

(b) The Executive shall devote her best efforts and substantially all of her active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform her duties and responsibilities to the best of her abilities in a diligent and professional manner. The Executive will not engage in any outside business activity that would interfere with the Executive’s performance and obligations hereunder without the prior written approval of the Board, whether such activity is pursued for gain, profit, or other pecuniary advantage.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investments or community, charitable, and social activities, in each case, not interfering with the Executive’s performance and obligations hereunder.

(d) The Executive is expected to, and agrees to, abide by all policies in the Company employee handbook as may be in effect from time to time, unless such employee handbook policy conflicts with this Agreement, in which case, the terms of this Agreement shall supersede the Employee Handbook.

Section 3. Compensation.

(a) During the Employment Period (as defined in Section 4(a)), the Executive’s annualized base salary shall be two hundred fifty thousand dollars ($250,000) (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to authorized deductions and appropriate tax withholdings.

(b) The Executive shall be offered paid time off in accordance with Company policies for similarly situated executives, as may be in place from time to time. Notwithstanding the foregoing, the Executive acknowledges, understands, and agrees that given the importance of her role, the Executive is required to be available as business needs dictate. It is the Executive’s responsibility to ensure that customer or client calls, staff meetings and other time sensitive responsibilities are covered regardless of any time away from work.

(c) The Executive will be entitled to the benefits generally provided or made available to other executive officers of Company, as may be in effect from time to time, and the Executive’s eligibility to participate in such plans shall be governed by the applicable benefit plan and the rules applicable to comparable executives of the Company (subject, however, to eligibility and modification or elimination in accordance with Company’s standard policies and as allowed by law).

(d) During the Employment Period, the Executive shall be entitled to earn an annual Target Bonus of 100% of Base Salary with the potential to earn 125% of Base Salary. Up to 25% of the bonus actually earned may, at the Company’s election, and subject to any required approvals or regulatory requirements, be paid in the form of restricted shares of common stock or restricted stock units of Stryve Foods, Inc., the Company’s parent corporation (“Parent”), with a fair market value as of the grant date equal to the portion of the bonus being paid in shares. Such restricted shares or restricted stock units shall be subject to the applicable form of award agreement adopted by Parent for use under its equity incentive plan and shall vest immediately. The Target Bonus shall be based on annual goals to be established by the Company’s Board based on performance against the Company’s budget goals which shall be established annually and provided to Executive no later than the 1st day of December of the preceding year (“Budget Goals”). The Budget Goals shall provide that the Target Bonus shall be earned as follows:

Budget Achieved:	Percentage of Target Bonus Paid:

80%	50%
100%	100%
110%	125%.

The Percentage of Target Bonus Paid shall scale proportionately based on percentage of budget achieved between the ranges set forth above. In the event that the Company fails to provide Executive goals than the prior year’s goals will remain in place. The full details of the Target Bonus shall be detailed in a separate bonus plan document and that plan document will supersede this paragraph.

(e) The Executive shall be eligible to participate in Parent’s equity incentive plan and to receive, subject to the approval of Parent’s board of directors and any other required approvals or regulatory requirements, an award of 200,0000 restricted shares of common stock or restricted stock units of Parent immediately after the closing of the BCA. Such restricted shares or restricted stock units shall be subject to the applicable form of award agreement adopted by Parent for use under its equity incentive plan and shall be subject to quarterly vesting over a four-year period with accelerated vesting in the event of a change of control or the sale of substantially all of the assets of the Company or Parent.

(f) The Executive shall also be eligible to receive, subject to the approval of the Parent’s board of directors and any other required approvals or regulatory requirements, an annual grant of 25,000 restricted shares of common stock or restricted units of Parent which shall be subject to vesting over a three period with accelerated vesting in the event of a change of control or the sale of substantially all of the assets of the Company or Parent and subject to the terms of the Parent’s equity incentive plan and the applicable form of award agreement adopted by Parent.

(g) The Company shall pay or reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive during the Employment Period in performing services hereunder in accordance with policies then in effect with respect to payments of business expenses. To the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (i) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year, and (iii) the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. All expenses shall be accounted for in such reasonable detail as the Company may require.

(h) The Company takes all reasonable steps to ensure that all employees receive the correct amount of pay in each paycheck and that employees are paid promptly on the scheduled paydays. In the unlikely event that there is an error in the amount of pay, the Executive must promptly bring the discrepancy to the attention of the Human Resources Department so that corrections can be made as quickly as possible. If the Executive has been underpaid, the Company will pay the Executive the difference by the next pay date. If the Executive has been paid in excess what she has earned the Executive must return the overpayment to the Company as soon as possible. No employee is entitled to retain any pay in excess of the amount she has earned according to the agreed-upon rate of pay. If a wage overpayment occurs, the overpayment will be regarded as an advance of future wages payable and Employee agrees that the overpayment will be deducted in whole or in part from the next available paycheck(s) until the overpaid amount has been fully repaid. The Executive understands this Section 3(h) and expressly agrees to its terms.

Section 4. Term and Termination.

(a) General. The employment period shall commence on the Effective Date and shall last for a term of two years (the “Employment Period”); provided however, that the Employment Period shall automatically renew for successive one-year terms unless either party notifies the other in writing of its intent not to renew this Agreement not less than 90 days prior to the end of the Employment Period; provided, however, that the Employment Period shall terminate upon the occurrence of any of the events set forth in clauses (b), (c), (d) or (e) below. The last day on which the Executive is employed by the Company, whether separation is voluntary or involuntary, with or without Cause, by reason of the Executive’s resignation or by reason of the Executive’s death or Disability, is referred to as the “Termination Date.”

(b) Termination by the Company without Cause. The Company may choose to terminate the Employment Period at any time without Cause or reason, subject to Section 5(c) below. If the Company elects not to renew the Employment Period, such non-renewal shall constitute a termination without Cause subject to Section 5(c) below.

(c) Termination by the Company for Cause; Resignation by the Executive.

(i) The Employment Period may be terminated by the Company at any time for Cause. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Company shall have the sole discretionary option but not the obligation to provide the Executive ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company will provide the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(ii) The Executive may elect to terminate the Employment Period at any time due to her resignation. It is understood that if the Executive elects to terminate the Employment Period through resignation, then she will use commercially reasonable efforts to provide the Company with thirty (30) days’ advance written notice (“Notice Period”); provided, however, that if the Employee has provided notice to the Company of the Employee’s resignation, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and any such determination shall not change the basis for the Employee’s termination of employment). During the Notice Period, the Company may require the Employee to continue performing her duties; cease performing some or all of the Employee’s duties; transition some or all of the Employee’s duties to other individuals; perform other or different duties as the Company deems appropriate; and/or refrain from entering the Company’s premises and/or speaking with the Company’s employees, directors, representatives, agents, parents, investors, service providers, and/or vendors. For the avoidance of any doubt, the Company reserves the right, in its sole discretion, to waive all or any part of the Notice Period. The Company will not be required to pay, and the Employee will not be employed, for any portion of the Notice Period the Company waives.

(d) Termination due to Death or Disability. The Employment Period shall automatically be terminated upon the Executive’s death and may be terminated by the Company upon the Executive’s Disability. For purposes of this Agreement, “Disability” means “disability” or “permanent disability” as set forth in the long-term disability plan of the Company, or if no such plan is in effect, it shall mean any long-term disability or incapacity which (A) renders the Executive unable to substantially perform her duties hereunder for one hundred twenty (120) days during any 12-month period or (B) is predicted to render the Executive unable to substantially perform her duties for one hundred twenty (120) days during any 12-month period based, in each case as determined by the Board in its good faith judgment.

(e) Termination by the Executive for Good Reason. The Executive may terminate her employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (1) the material breach by the Company of any of its obligations hereunder that goes uncured 10 days after written notice by the Executive to the Company of such breach; (2) a material reduction in the Base Salary payable to the Executive that does not correspond to (A) any material change or reduction in the duties of the Executive which is at the request or consent of the Executive or (B) any reduction applied uniformly to all similarly situated executives of the Company due to any adverse business circumstance; (3) any material diminution of the Executive’s position with the Company, including the Executive’s status, office, title, responsibilities and reporting requirements, except (A) in the event of a termination for Cause or due to the Executive’s death, Disability, or resignation without Good Reason, or (B) for changes that are requested or approved by the Executive; (4) the failure or refusal of a successor to be bound by the terms of this Employment Agreement under any assignment pursuant to Section 13(d) hereunder, or (5) any relocation of more than 25 miles from the Executive’s primary office location; except any relocation (A) which is proposed or initiated by the Executive, (B) which is consented to by the Executive, or (C) which results in the Executive’s principal office location being closer to the Executive’s then-principal residence.

Notwithstanding the foregoing, a termination of employment by the Executive for Good Reason shall not occur unless (x) the Executive provides written notice to the Company of the existence of the condition described in Section 4(e) (1) through (5) that constitutes Good Reason within sixty (60) days following the Executive’s knowledge of the initial occurrence of the condition, (y) the Company fails to cure such condition within thirty (30) days following the delivery to the Company of such notice, and (z) the Executive’s termination of employment occurs within one hundred and twenty (120) days following the initial occurrence of the condition described in clause 4(e) (1) through (5) that constitutes Good Reason.

(f) Termination upon Termination of the BCA. This Agreement shall automatically terminate upon the termination (without Closing) of the BCA.

Section 5. Payments Upon Termination.

(a) Upon termination for any or no reason, the Executive shall be entitled to receive her Base Salary and all other remuneration and benefits only to the extent that such amount has been earned and accrued through the Termination Date (the “Accrued Obligations”). For the avoidance of doubt, the Accrued Obligations shall be paid promptly upon the termination of the Employment Period, in accordance with applicable law and shall include any bonus under Section 3(d) only in the event that Executive’s employment is terminated after the first of the year following the bonus period but prior to the bonus actually being paid..

(b) Termination due to death or Disability. If the Employment Period is terminated due to the Executive’s death or Disability, then the Executive (or her estate) shall be entitled to the Accrued Obligations.

(c) Termination other than for Cause; Resignation For Good Reason. If the Employment Period is terminated (other than a termination pursuant to Section 4(f)) (i) by the Company other than for Cause, death or Disability, or (ii) by the Executive due to a resignation for Good Reason, then the Executive shall be entitled to the Accrued Obligations and, if the Executive executes a general release of claims in a form acceptable to the Company (a “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the date at which the Company provides the Release to the Executive, then, subject to Section 10 hereof, the Executive shall also be entitled to receive an amount equal to twelve (12) months at her most recent Base Salary (subject to withholding and payroll taxes) (the “Severance Payment”), which shall be paid out in equal installments over 12-months pursuant to the normal payroll schedule. The Severance Payment shall not be made until after the sixtieth (60th) day following the Termination Date, and shall include any amounts that would have otherwise been paid prior to such date. No failure or delay by the Company to provide a Release to the Executive will delay or prohibit the Employee from receiving the Severance Payment.

(d) No Other Benefits. Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. The Executive shall not be entitled to any further payments or benefits under any severance policy or practice maintained by the Company.

Section 6. Nondisclosure and Nonuse of Confidential Information or Trade Secrets.

(a) The Company promises to provide the Executive with Confidential Information and/or Trade Secrets which the Executive acknowledges and agrees is necessary for the Executive to perform her duties and responsibilities for the Company. The Executive shall not, directly or indirectly, disclose or use at any time without the written consent of the Company, either during the Employment Period or thereafter, any Confidential Information or Trade Secret information of which the Executive is or becomes aware, whether or not such information is developed by his, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar legal compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company, at the Company’s expense, in seeking suitable protection. The Executive acknowledges that the Company’s Confidential Information and Trade Secret information has been generated at great effort and expense by the Company and its predecessors and has been maintained in a confidential manner by the Company and its predecessors. The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and Trade Secret information, and to protect it against disclosure, misuse, espionage, loss, and theft. The Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product of the Business which the Executive may then possess or have under her control.

(b) The Executive represents and warrants that the Executive will not use, disclose to the Company, or induce the Company to use any non-public, proprietary, confidential information, documents or materials belonging to any third party, including any of the Executive’s prior employers. The Executive acknowledges that the Company has expressly stated that it does not wish to receive any such information. The Executive represents that her employment with the Company will not require the Executive to violate any obligation to or confidence of any other Person.

(c) The Executive has not entered into, and she agrees she will not enter into, any agreement either written or oral in conflict with this Agreement or her employment with the Company. The Executive agrees to defend, indemnify, and hold the Company harmless in any third-party action alleged or brought against the Executive and/or the Company for the Executive’s breach or alleged breach of any agreement in violation of this Section 6(c).

(d) The Executive represents and warrants that, except in the ordinary and usual course of her employment with the Company, she will not remove from the premises of the Company any Confidential Information, Trade Secret, or Work Product, document, information, or tangible property belonging to the Company including, but not limited to, any item of Confidential Information, Trade Secret, or Work Product, specification sheets, work papers, price lists, product manuals, client or customer lists, potential client lists and information, equipment, computer disks, or copies of all or any portion thereof. The Executive shall not possess any Confidential Information Trade Secret, or Work Product on any personal/home computer, on any device owned by a spouse or family member, and may not copy such information or disclose such information to any family member or other third party.

(e) As a result of the Executive having been provided and having access to the Company’s Confidential Information, Trade Secrets, and Work Product, the Executive acknowledges and agrees that the Company at all times retains the right to and may access and search all directories, indices, diskettes, files, databases, e-mail messages, voice mail messages and any other electronic transmissions contained in or used in conjunction with the Company’s computers, electronic and telephonic systems and equipment with no prior notice. The right of access by the Company applies both during the Executive’s employment and after its cessation, either voluntary or involuntary, for any reason. Upon request by the Company during the Executive’s employment and immediately upon cessation of the Executive’s employment, the Executive agrees to deliver to the Company any and all passwords to access all documents, storage media of any kind, computers, servers, mobile telephones paid for by Company, personal digital assistants or other electronic or telephonic systems owned by the Company.

Section 7. Defend Trade Secrets Act.

Notwithstanding anything to the contrary herein, under the Defend Trade Secrets Act of 2016 (“DTSA”), the Executive shall not be restricted from: (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive; (b) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Executive has made such reports or disclosures; (c) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose the trade secrets to her attorney and use the trade secret information in the court proceeding if the Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret except pursuant to court order.

Nothing in this Agreement nor the DTSA authorizes the disclosure of information that is legally required to be kept confidential. Making a complaint under the DTSA may not automatically shield the discloser from consequences of her own involvement in unlawful or improper conduct.

Section 8. Inventions and Patents.

If the Executive individually or jointly with others, conceives, develops or perfects any Inventions, whether or not such Inventions are patentable, or registerable under foreign or domestic patent or copyright laws, or subject to protection under other federal or state statutes governing intellectual property, then the Executive will immediately disclose and assign the full rights, licenses, and any applicable patents in such Inventions to the Company in writing and to do what is necessary to effect such to the Company. Specifically, the Executive shall agree to (i) sign and execute any documents that may be necessary or desirable, lawful, and proper in connection with the protection of Intellectual Property in the United States or worldwide, including without limitation assignment documents associated therewith, or otherwise necessary or desirable to secure the title thereto to the Company; (ii) execute all papers and documents and to perform all lawful acts that may be necessary in connection with claims to priority or otherwise under the International Convention for the Protection of Industrial Property or similar treaties or agreements; (iii) perform all lawful affirmative acts that may be necessary to obtain the grant of valid and enforceable intellectual property worldwide to Company. Without limiting the foregoing, all works of authorship regarding the Business created by the Executive during the Employment Period shall belong to and be owned by the Company, shall be deemed “work made for hire” to the full extent permitted under federal and international copyright law, and shall be promptly disclosed to the Company. If, for any reason, any of the services provided by the Executive do not constitute a “work made for hire,” the Executive hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest, including all moral rights, throughout the world in and to the services provided by the Executive, including all intellectual property rights therein. Additionally, the Executive hereby waives any rights or interests to any Inventions and assigns the rights to the Company. At no point during the Employment Period or any time thereafter without the express written consent of the Company may the Executive publish, display, show or otherwise use any Company symbols, logos, markings, designs, images, or any type of Inventions, Derivative Works, Work Products, Trade Secrets, or Confidential Information, including those used to promote the Company, its employees, its designers, or its customers or clientele, in any way including on social media.

The Parties expressly understand and agree that this written Agreement is presumptive evidence of proper consideration that all Inventions belong to the Company, are “works made for hire”, and are assignable and hereby assigned to the Company.

Section 9. Non-Compete; Non-Solicitation; Non-Disparagement.

(a) The Parties acknowledge and agree that the Business is intensely competitive. In connection with the Executive’s operation of the Business the Executive will gain specialized knowledge of the Business and additionally based on the Company’s promise to provide the Executive Trade Secrets and other Confidential Information and associated goodwill, which is not generally publicly available, and that the disclosure of those Trade Secrets and Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage to the Company. The Parties acknowledge and agree that by virtue of the Executive’s specialized knowledge in the Business and the employment relationship with the Company contemplated by this Agreement, the Executive’s services will be of special, unique, and extraordinary value to the Company. Therefore, as an inducement to enter into this Agreement and ancillary to the Company’s promise to continue to provide Confidential Information, Trade Secrets, and Work Product in exchange for the Executive’s promise not to disclose the same and in order to protect the Company’s legitimate business interests, the Executive agrees that during the Employment Period and continuing until the first (1st) anniversary after the Termination Date regardless of the reason for termination (collectively, the “Restricted Period”) (subject to automatic extension by one day for each day the Executive is in violation of this Section 9(a)), she shall not, directly or indirectly, or through third-parties, or in any manner for herself or others, whether or not for profit, anywhere within the Restricted Area:

(i) engage, in any way or to any extent, in the Business;

(ii) whether as a lender, creditor, partner, shareholder, member, employee, principal, consultant, agent, trustee, or in any other capacity, own, manage, control or participate in the ownership, management or control of, or render services directly related to, any person, corporation, partnership, proprietorship, firm, association or other business entity engaged in any way and to any extent in the Business or any other activities that compete with the Company in the Business;

(iii) induce, request or encourage any employee, consultant, officer or director of Company to terminate any such relationship with the Company;

(iv) employ, cause to be employed, or assist in or solicit the employment of any employee, consultant, officer or director of the Company while any such person is providing services to the Company or within three (3) months after any such person ceases providing services to the Company; provided that this restriction shall not prevent conducting general employment searches or solicitations not directed at the Company employees, consultants, officers or directors; or

(v) solicit, divert or appropriate, or assist in or attempt to solicit, divert or appropriate, any customer or supplier, or any potential customer or supplier, of the Company for the purpose of competing with the Business.

(vi) As used in this Agreement, “solicitation” (or to “solicit”) includes all forms of pursuing, encouraging, or inducing a desired response regardless of which Party first initiates contact.

(vii) As used in this Agreement “Restricted Area” shall mean that geographical territory in which the Company conducts its Business and where the Executive oversees the performance of such Business, including without limitation the state of Texas and Oklahoma.

Notwithstanding any provision of this Agreement to the contrary, each Principal may own, directly or indirectly, securities of any entity having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which engages in a business competitive with the Business, provided that each Principal does not, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act) own beneficially or of record more than five percent (5%) of any class of securities of such entity.

(b) The Executive understands that the foregoing restrictions may limit her ability to earn a livelihood in a business substantially similar to the business of the Company, but she nevertheless believes that she will receive sufficient consideration and other benefits as an employee of the Company to clearly justify such restrictions which, in any event (given her education, skills, and ability), the Executive does not believe would prevent her from otherwise earning a living.

(c) During the Restricted Period, the Executive shall inform and hereby authorizes the Company to so inform anyone contracting with or employing the Executive (or evidencing an intention to contract with or employ the Executive) of the existence of the restrictive covenants in Sections 6, 7, 8, and 9 prior to the commencement of that employment. The Executive waives and releases the Company from any claims, causes of action, or liability arising in connection with the Company’s contact or discussions with such third-parties concerning the existence, terms, and enforcement of this Agreement.

(d) The Executive agrees that the restrictions contained in this Section 9 are a part of this otherwise enforceable Agreement (including the enforceable promise to provide immediate access to Confidential Information (including Trade Secrets) and access to customer goodwill). Additionally, the Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 6 through 9, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area so as to protect the Company to the greatest extent possible under applicable law.

(e) In order to protect the goodwill of the Company, to the fullest extent permitted by law, the Executive and the Company, both during and after the Employment Period, agree not to publicly criticize, denigrate, or otherwise disparage the other party, its Board members, its employees, officers, governing persons, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing, as applicable. Nothing in this Section 9(e) shall prevent the Executive or the Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena. The Executive and the Company promises to provide the other party with written notice of any request to so cooperate or provide testimony within one (1) day of being requested to do so, along with a copy of any such request.

Section 10. Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Trade Secrets, the Parties agree that money damages would be an inadequate remedy for any breach of any of Sections 6 through 9. Therefore, in the event of a breach or threatened breach of this Agreement of any of Sections 6 through 9 by the Executive, the Company its successors or assigns may cease all payments under Section 5(c), and in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction ((i) without any necessity of showing actual damages, and (iii) without any necessity of showing that monetary damages are an inadequate remedy) for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. The Executive agrees not to claim that the Company has adequate remedies at law for a breach of any of Sections 6 through 9, as a defense against any attempt by the Company to obtain the equitable relief described in this Section 10.

Section 11. Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. In addition, the Executive represents and warrants that she has no and shall not have any ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 12. Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, emailed to the intended recipient, or telecopied to the intended recipient at the addresses and/or numbers set forth below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Company:	Stryve Foods, LLC or, if after the Closing, Stryve Foods, Inc.
5801 Tennyson Parkway, Suite 275
Plano, Texas 75024
Attention: Alex Hawkins
Email: alex@stryve.com
Phone: (972) 342-5680

With a copy to:	Foley and Lardner, LLP
2021 McKinney Avenue, Suite 1600
Dallas, TX 75201
Attention: Christopher J. Babcock
Email: cbabcock@foley.com
Phone: (214) 999-4370

If to the Executive, to the address set forth on the first page of this Agreement,

or such other address as the receiving Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, emailed, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

Section 13. General Provisions.

(a) Conflict of Interest. In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that during the Employment Period or any extension thereof she will not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue. Moreover, the Executive agrees that she will immediately disclose to the Board any facts or actions which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Executive might arise, and which must be reported promptly by the Executive to the Board of Company, include, but are not limited to, the following: (i) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which Company does business; (ii) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which Company does business; (iii) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (iv) misuse of Company’s information or facilities to which the Executive has access in a manner which will be detrimental to Company’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through Company’s business activities; (v) disclosure or other misuse of Confidential Information of any kind obtained through Employee’s connection with Company; (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with Company; and (vii) appropriation of a Corporate Opportunity. For the purposes of this Agreement, a Corporate Opportunity shall mean business or investment opportunities which reasonably arise from the scope of the Business in which Company may or might have an interest that the Executive is offered or becomes aware of. The Executive acknowledges that she has a duty to advise the Company of any such Corporate Opportunity and that she will not act upon any Corporate Opportunity for her own benefit or the benefit of any Person other than the Company without first obtaining the written consent or approval of the Board.

(b) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, subject to Section 9(d), if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Construction. The Company and the Executive have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and the Executive and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(d) Complete Agreement. This Agreement and those documents expressly referred to herein (including, but not limited to, the schedules, annexes and exhibits (in their executed form) attached hereto) constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and any and all understandings, agreements or representations by or among the Parties, whether written or oral, that may have related in any way to the subject matter of this Agreement. Upon Closing, this Agreement shall supersede any prior employment agreements between the Company and Executive, and Executive acknowledges that Executive shall no right to severance under any prior agreements between the Company and Executive.

(e) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that the Executive may not assign, transfer, or delegate her rights or obligations hereunder and any attempt to do so shall be void. The Company may only assign this Agreement and its rights, together with its obligations, hereunder either to an affiliate, or in connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, including a merger of the Company.

(f) Withholding of Taxes. The Company may deduct and withhold from the compensation payable to the Executive hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable law.

(g) Governing Law and Venue. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the Law of the State of Texas, including without limitation all laws relating to applicable statutes of limitation and burdens of proof and available remedies. The Parties voluntarily and irrevocably submit to the jurisdiction of the courts of the state of Texas and the state or federal courts located in the county of Collin. The Parties hereby irrevocably consent to the jurisdiction of such courts and hereby waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute related to or arising out of this agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(h) Waiver of Jury Trial. With respect to any judicial proceeding in which any claim or counterclaim (whether at law, in equity, in contract, in tort, or otherwise) asserted based upon, arising from, or related to this agreement, any ancillary agreement, or the course of dealing or relationship between the Parties to this agreement, including the negotiation, execution, and performance of such agreement, no Party to this agreement or any assignee, successor, or representative of any Party shall request a jury trial in any such proceeding nor seek to consolidate any such proceeding with any other action in which a jury trial cannot be or has not been waived.

(i) Attorneys’ Fees. In the event of any dispute or controversy between the Executive and Company, or any affiliate, employee, director or shareholder of Company, or otherwise arising out of or related to the subject matter of this Agreement or the breach or interpretation hereof, the Prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, pre and post-judgment interest, and all other costs, expenses and fees incurred in connection with the enforcement of the terms of this Agreement at all trial and appellate levels including demonstrating the existence of a breach, seeking and obtaining equitable relief, and any other enforcement efforts, from the Non-Prevailing Party. The term “Prevailing Party” means (i) the signatories to this Agreement, (ii) all assigns, heirs, successors-in-interest, transferees, and other lawful representatives of the signatories and (iii) the Party who successfully prosecutes an action or successfully defends against an action resulting in a judgment granting affirmative monetary, equitable, and/or declaratory relief, regardless of nominal value, from a court of competent jurisdiction. In the event any Party defaults under this Agreement, such defaulting Party shall pay all the expenses, attorneys’ fees, and costs incurred by the other Party in connection with such default, whether or not any litigation is commenced.

(j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(k) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(m) Third-Party Beneficiaries. The Company and its Affiliates are third-party beneficiaries to this Agreement.

(n) Reliance. Each Party expressly warrants and represents that it has not relied in any way upon representations, statements, or other information provided by the other Party in connection with the Agreement or the advisability of executing this Agreement. Each Party affirms and agrees that no promise or agreement which is not herein expressed has been made to him/her in executing this Agreement, this Agreement was expressly negotiated, each Party has had the opportunity to be represented by counsel, neither Party is relying upon any statement or representation of any agent of the Parties.

Section 14. Definitions

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the manufacturing, producing, or selling of shelf-stable beef foods and snacks as such products, goods, and/or services exist or are in the process of being formed or acquired during the Employment Period, with respect to which (A) the Executive is actively engaged or (B) the Executive has learned or received Confidential Information, Trade Secrets, and Work Product from the Company.

“Cause” means:

(A) the Executive’s willful failure to perform her duties (other than as such failure resulting from incapacity due to physical or mental illness);

(B) fraud, gross negligence, recklessness, willful misconduct, or breach of fiduciary duty by the Executive in the performance of her duties;

(C) an indictment or similar formal legal charge or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty, or moral turpitude that brings financial harm or embarrassment to the company, or a felony;

(D) (1) the material breach by the Executive of this Agreement or (2) any breach by the Executive of the provisions of Sections 6 through 9 of this Agreement; or

(E) unlawful conduct committed by the Executive which, in whole or in part, and following a reasonably thorough investigation by the Company or a third-party investigation firm, is determined by such third party based on credible evidence that the Executive caused the Company to violate any state or federal law relating to prohibition on discrimination, retaliation, or unlawful harassment; or

(F) the use of illegal drugs, substance abuse, or habitual insobriety that impacts the Executive’s performance or brings financial harm or embarrassment to the Company.

“Company” has the meaning set forth in the preamble to this Agreement, and includes all subsidiaries of the Company.

“Confidential Information” means information that is not generally known to the public or within the industry and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, such information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning, in each case, with respect to the Company or its Business: (i) the business or affairs of the Company (or its or their predecessors), (ii) company documents of any kind; (iii) products or services, (iv) fees, costs and pricing structures, (v) designs, recipes, formulas and business procedures, (vi) analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) retailers, manufacturers, customers, clients and suppliers and retailer, manufacturer, customer, client and supplier lists, (xiv) other copyrightable works, (xv) all methods, processes, technology and trade secrets, (xvi) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, (xvii) client lists and customer data of any kind, and (xviii) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through lawful means; or (B) the information is disclosed to the Executive without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, or other entity or person.

“Trade Secret” information includes all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, products, systems, processes, designs, prototypes, procedures, or codes, from which the Company derives independent economic value, actual or potential, because they are not generally known to, or readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and which the Company makes reasonable efforts to maintain secret.

“Work Product” shall mean all inventions, derivative works, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company and which are conceived, developed or made by the Executive (whether during usual business hours or on the premises of the Company and whether alone or in conjunction with any other Person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing, and in all instances shall belong to the Company.

SIGNATURES NEXT PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date last written below.

COMPANY:	STRYVE FOODS, LLC
a Texas limited liability company

	By:	/s/ R. Alex Hawkins
R. Alex Hawkins, its Chief Operating Officer

EXECUTIVE:
	By:	/s/ Jaxie Alt
	Name:	Jaxie Alt
	Date:	3/26/21

Signature Page